Exhibit 10.78

SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION FOR 2006

     The following sets forth a summary of the base salary and other compensation arrangements for 2006 for the Co-Chief Executive Officers (the "Co-CEOs") of Nelnet, Inc. (the "Company") and the four other highest compensated executive officers of the Company during 2005 by reference to total annual salary and bonus for 2005 (collectively, the "Named Executive Officers").

Base Salaries

Name and principal position	2006 base salary

Michael S. Dunlap	$500,000
Co-Chief Executive Officer

Stephen F. Butterfield	$500,000
Co-Chief Executive Officer

Jeffrey R. Noordhoek	$275,000
President

Terry J. Heimes	$325,000
Chief Financial Officer

David A. Bottegal	$300,000
Chief Executive Officer –
Nelnet Education Services

Matthew D. Hall	$275,000
Chief Operating Officer –
Nelnet Education Services

Performance Bonus Payments

     The Named Executive Officers (other than the Co-CEOs, Michael Dunlap and Stephen Butterfield) are eligible for performance bonus payments under a 2006 incentive plan arrangement under which an incentive compensation pool for employees will be established based upon a formula that increases the available compensation pool amount as the Company's Base Net Income increases. Base Net Income is computed as consolidated net income under generally accepted accounting principles excluding derivative market value adjustments, amortization of intangible assets, and variable-rate floor income items. The total incentive pool for all eligible employees is expected to be approximately 10-12% of Base Net Income.

     The bonus amounts earned and ultimately distributed will be subject to certain performance goals which are expected to include:

a.	Fiscal (financial and operational) performance measures, such as levels of student loan assets and originations, levels of operating expenses, and diversification/growth of other fee income;

b.	Customer engagement and satisfaction measures; and

c.	Employee engagement and motivation measures.

The bonus amounts will also be based on other specific quantitative and qualitative targets, goals and measures established for each employee, and the employee’s performance during 2006. For the Named Executive Officers (other than the Co-CEOs), the incentive amounts will be further based upon a percentage of their salary that ranges up to 100%, with a target incentive level between 75-80%.

     The Named Executive Officers (other than the Co-CEOs) can elect to receive all or a portion of their annual incentive bonus in shares of the Company’s Class A common stock issued under the Company’s Restricted Stock Plan. The Named Executive Officers (other than the Co-CEOs) will have 30% of their bonus paid in such shares, unless they elect otherwise.

     The Company has an Executive Officers Bonus Plan for the Co-CEOs of the Company. A copy of this plan has been filed as an exhibit to a Company filing with the Securities and Exchange Commission. Under this plan, bonus compensation will be available in 2006 to each of the Co-CEOs in the amount of 0.60% of Base Net Income. Bonus payments under the Executive Officers Bonus Plan for a particular year are made subsequent to year-end after the Company's earnings for the year have been finalized and announced to the public.

Other Compensation

     The Company owns a controlling interest in an aircraft due to the frequent business travel needs of its executives and the limited availability of commercial flights in Lincoln, Nebraska, where the Company's headquarters are located. The Company allows the Co-CEOs to utilize the aircraft for personal travel when it is not required for business travel. The value of the personal use of the aircraft is based on the Company’s aggregate incremental costs, which include variable operating costs such as fuel costs, mileage costs, trip-related maintenance and hangar costs, on-board catering, landing/ramp fees, and other miscellaneous variable costs.

     The Company "matches" certain employee contributions to its 401(k) savings plan. In addition, the Company pays premiums on life insurance for its employees.

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